Exhibit 23.1






  CONSENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




To the Board of Directors
JLM Couture, Inc.


     We hereby consent to incorporation by reference in Registration Statements on Form S-8 (Registration Numbers 333-48477 and 333-56434) of JLM Couture, Inc. of our report dated February 4, 2005 relating to the consolidated balance sheet of JLM Couture, Inc. and Subsidiaries as of October 31, 2004 and 2003 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended October 31, 2004, which appear in the Annual Report on Form 10-K of JLM Couture, Inc. for its fiscal year ended October 31, 2004.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
February 14, 2005